Exhibit 99.1

SIENTRA, INC. AND SUBSIDIARIES

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

On June 11, 2017, Sientra, Inc. (“Sientra”) entered into the Agreement and Plan of Merger, dated June 11, 2017, as amended by the Amendment No. 1 to Agreement and Plan of Merger dated June 25, 2017 (the “Merger Agreement”) with miraDry, Inc. (formerly known as Miramar Labs, Inc.) (“miraDry”), pursuant to which Sientra commenced a tender offer to purchase all of the outstanding shares of miraDry’s common stock for (i) $0.3149 per share, plus (ii) the contractual right to receive one or more contingent payments upon the achievement of certain future sales milestones. The total merger consideration was $18.7 million in upfront cash and the contractual rights represent potential contingent payments of up to $14 million. The transaction, which closed on July 25, 2017 (the “Acquisition Date”), added the miraDry System, the only FDA cleared device indicated to reduce underarm sweat, odor and hair of all colors, to Sientra’s aesthetics portfolio. The aggregate preliminary acquisition date fair value of the consideration transferred was approximately $29.6 million.

Basis of Pro Forma Presentation

The unaudited pro forma consolidated statement of operations for the 12 months ended December 31, 2017 is based on the historical financial statements of Sientra and miraDry, after giving effect to the cash paid and financing used to consummate the acquisition of miraDry as well as certain pro forma adjustments assuming the transaction occurred at January 1, 2017.

The unaudited pro forma consolidated statement of operations for the 12 months ended December 31, 2017 should be read in conjunction with the historical financial statements and accompanying notes contained in the Sientra, Inc. Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on March 13, 2018, and the historical financial statements and accompanying notes contained in the miraDry Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on May 16, 2017 . The unaudited pro forma consolidated statement of operations for the 12 months ended December 31, 2017 is presented for informational purposes only and is not necessarily indicative of the operating results or the financial position that would have been achieved had the acquisition been consummated as of the date indicated or of the results that may be obtained in the future.

Due to the timing of the miraDry acquisition, which closed during the third quarter of 2017, our estimates of fair values of the assets that we acquired and the liabilities that we assumed are based on information that was available as of the acquisition date of miraDry and are preliminary. We are continuing to evaluate the underlying inputs and assumptions used in our valuations. Accordingly, these preliminary estimates are subject to change during the measurement period, which is the period subsequent to the acquisition date during which the acquirer may adjust the provisional amounts recognized for a business combination, not to exceed one year form the acquisition date.

The following table summarizes the fair values of the assets acquired and liabilities assumed from the miraDry acquisition (in thousands):

July 25, 2017
Cash	$205
Accounts receivable, net	2,091
Inventories, net	7,064
Other current assets	170
Property and equipment, net	528
Goodwill	7,629
Intangible assets	14,800
Restricted cash	305
Other assets	12
Liabilities assumed:
Accounts payable	(908)
Accrued and other current liabilities	(2,294)
Other current liabilities	(30)

Net assets acquired	$29,572

Sientra, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Statement of Operations

12 Months Ended December 31, 2017

(Amounts in thousands, except per share and share amounts)

	FY 2017 Historical Sientra, Inc. (1)	Three months ended March 31, 2017 Miramar Labs (2)	04/01 - 7/25/17 Miramar Labs (3)	Financing Adjustments		Pro Forma Adjustments		Pro Forma Consolidated
Net sales	$36,542	$3,815	$6,389	$—		$—		$46,746
Cost of goods sold	14,171	1,693	2,487	—		109	A	18,460

Gross profit	22,371	2,122	3,902	—		(109)		28,286
Sales and marketing	33,911	3,004	3,751	—		—		40,666
Research and development	9,813	753	866	—		—		11,432
General and administrative	31,537	1,540	2,232	—		(2,036	) B	33,273
Legal settlement	10,000	—	—	—		—		10,000

Total operating expenses	85,261	5,297	6,849	—		(2,036)		95,371

Loss from operations	(62,890)	(3,175)	(2,947)	—		1,927		(67,085)
Interest income	172	1	—	—		—		173
Interest expense	(1,232)	(3,941)	(1,740)	805	C	3,624	D	(2,484)
Other income (expense), net	(95)	(143)	286	—		—		48

Loss before income taxes	(64,045)	(7,258)	(4,401)	805		5,551		(69,348)
Income tax expense (benefit)	(17)	2	(2)	—		—		(17)

Net loss	(64,028)	(7,260)	(4,399)	805		5,551		$(69,331)

Per share information:
Loss from continuing operations - basic and diluted	$(3.34)							$(3.61	) E
Weighted average shares outstanding:
Basic & Diluted	19,159,057							19,197,240	E

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations

(1)	Reflects Sientra’s audited Statement of Operations for the 12 months ended December 31, 2017.

(2)	Reflects miraDry, Inc.’s unaudited Statement of Operations for the 3 months ended March 31, 2017.

(3)	Reflects miraDry, Inc.’s unaudited Statement of Operations for the period April 1, 2017 to July 25, 2017.

The following adjustments have been reflected in the unaudited pro forma consolidated statement of operations for the twelve months ended December 31, 2017, as though the acquisition occurred as of the beginning of the period presented herein:

A	To record $109,500 of amortization expense relating to developed technology established upon acquisition.

B	To record $432,100 of amortization expense relating to customer relationships and trade names established upon acquisition and $1,182,400 of accretion expense relating to contingent consideration established upon acquisition. And to eliminate $3,650,700 of nonrecurring transaction fees directly attributable to the acquisition incurred during 2017.

C	To eliminate $2,008,000 of interest expense associated with the debt repayment and to record $1,202,600 of new interest expense associated with the new debt entered into on July 25, 2017, as disclosed in the 8-K filed on July 25, 2017.

D	To eliminate $3,624,000 associated with the revaluation of miraDry’s derivative liability related to the issuance of January 2017 Bridge Notes that were cancelled as part of the merger.

E	Represents the pro forma loss from continuing operations per share calculated using the historical weighted average Sientra shares outstanding for 2017.